UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 6, 2012

DESTINATION MATERNITY CORPORATION

(Exact name of Registrant as specified in Charter)

Delaware	0-21196	13-3045573
(State or Other Jurisdiction of Incorporation or Organization)	Commission File number	(I.R.S. Employer Identification Number)

456 North 5th Street

Philadelphia, PA 19123

(Address of Principal Executive Offices)

(215) 873-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.	Compensatory Arrangements of Certain Officers.

On March 6, 2012, the Board of Directors (the “Board”) of Destination Maternity Corporation (the “Company”), upon the recommendation of the Compensation Committee of the Board, approved the Third Amended and Restated Employment Agreement between Edward M. Krell (the Chief Executive Officer of the Company) and the Company (the “3rd Employment Agreement”).

The Compensation Committee and the Board determined that it was in the best interests of the Company and its stockholders to provide certainty to Mr. Krell regarding his fiscal 2012, 2013 and 2014 equity awards in exchange for a reduction in his severance rights and the elimination of his right to a “golden parachute” tax gross-up. Thus, the Company and Mr. Krell agreed to restate his existing employment agreement (the “2nd Employment Agreement”). The 3rd Employment Agreement is different from the 2nd Employment Agreement in the following material respects:

(a)	Cash Severance: The cash severance potentially payable to Mr. Krell upon a termination of his employment without “Cause” or for “Good Reason” is reduced from $3,900,000 to: (a) $3,712,500, if the severance event occurs in 2012; (b) $3,525,000, if the severance event occurs in 2013; (c) $3,337,500, if the severance event occurs in 2014; (d) $2,962,500, if the severance event occurs in 2015; (e) $2,587,500, if the severance event occurs in 2016; or (f) $2,212,500, if the severance event occurs during or after 2017. Thus, over this 5 year period, the severance potentially payable to Mr. Krell will be reduced by approximately $1.7 million.

(b)	Golden Parachute Tax Gross-Up: Mr. Krell’s right to receive a tax gross-up to offset the impact of the excise tax under Section 280G of the Internal Revenue Code (often referred to as the “golden parachute tax”) has been deleted.

(c)	Equity Grants for Fiscal 2012 to 2014: The Company agreed to make certain equity awards to Mr. Krell currently (for fiscal 2012) and, in the future, provided he remains employed by the Company, for fiscal 2013 and 2014 (the fiscal 2012, 2013 and 2014 awards collectively are referred to as the “Employment Agreement Grants”).

For fiscal 2012, Mr. Krell was granted: (1) 25,000 performance shares (granted on December 29, 2011 as previously disclosed on a Form 8-K dated January 5, 2012); (2) 28,604 time-vested options (granted on March 6, 2012 with an exercise price of $18.20 per share based on the closing price of the Company’s Common Stock on the day before the grant date); and (3) 18,299 time-vested restricted shares (granted on March 6, 2012). The time-vested options and time-vested restricted shares will each vest in four equal installments, with the first such installment vesting on November 18, 2012 and the subsequent installments vesting on the next three subsequent anniversaries of the initial vesting date.

For fiscal 2013 and 2014, the 3rd Employment Agreement specifies that, provided he remains employed by the Company, Mr. Krell will receive equity awards with a grant date fair value equal to the lesser of (1) $750,000 ($900,000, if the Company’s stock price then exceeds $20, subject to adjustment for any splits or similar transactions), or (2) the aggregate fair value as of that date of 26,785 performance shares, 30,647 time-vested options and 13,392 time-vested restricted shares. Each of these annual grants committed to in the 3rd Employment Agreement is expected to consist of a mix of stock options, restricted stock and performance shares, subject to the following conditions:

•	No more than 50% of the aggregate fair value of any fiscal year’s grant will consist of performance shares;

•	No more than 25% of the aggregate fair value of any fiscal year’s grant will consist of stock options; and

•	The time-vested restricted shares and time-vested options will vest in four equal annual installments.

(d)

Equity Vesting upon Termination: The time-based Employment Agreement Grants and all time-vested restricted stock and options granted to Mr. Krell prior to fiscal 2012 will each become fully vested upon a cessation of his employment due to death, disability, termination without Cause or resignation with Good Reason. However, only a pro-rata portion (based on Mr. Krell’s service during the performance period) of any performance shares that are part of the Employment Agreement Grants will be eligible to vest in connection with a cessation of his employment due to death, disability, termination without Cause or resignation with Good Reason, and will, in fact, vest at the end of the applicable performance period only to the extent the underlying performance goals are then attained. In contrast, under the 2nd Employment Agreement, all of Mr. Krell’s outstanding equity awards became fully vested upon such termination events.

(e)	Equity Vesting upon a Change in Control: Upon a Change in Control of the Company, Mr. Krell’s time-vested equity awards will vest in full and his performance shares will vest at the target level.

The foregoing description is qualified in its entirety by reference to the full text of the 3rd Employment Agreement, which is filed with this Current Report on Form 8-K as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Third Amended and Restated Employment Agreement dated March 6, 2012 between Edward M. Krell and the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Date: March 8, 2012	DESTINATION MATERNITY CORPORATION

	By:	/s/ Judd P. Tirnauer
Judd P. Tirnauer
Executive Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Third Amended and Restated Employment Agreement dated March 6, 2012 between Edward M. Krell and the Company.